Exhibit 99.1

Vonage Holdings Corp. Adopts Tax Benefit Preservation Plan to Preserve Value of Its Net Operating Loss Asset

HOLMDEL, N.J., June 8, 2012 — Vonage Holdings Corp. (NYSE: VG) today announced that it has adopted a tax benefit preservation plan (“the Plan”) intended to preserve the long-term value of Vonage’s $795 million in federal net operating loss carryforwards, which represent a substantial asset to the Company and its shareholders.

At the end of 2011, reflecting its sustained profitable operating performance over the past three years and continued expectations for future income, the Company determined that its federal net operating loss carryforwards were more likely than not to be used prior to their expiration. Accordingly, the Company released its valuation allowance against these net operating loss carryforwards, which previously reduced its net deferred tax assets.

Under Section 382 of the Internal Revenue Code, the use of Vonage’s net operating loss carryforwards would be limited in the event of an “ownership change”, which is defined as a cumulative change of more than 50% during any three year period by stockholders owning 5% or more of Vonage’s stock. Certain Company actions, including share repurchases, would also add to the cumulative ownership change under Section 382.

“The tax benefit preservation plan we are implementing is similar to plans adopted by other companies that have valuable tax assets,” said Barry Rowan, Chief Financial Officer. “The plan is an important mechanism to protect the value associated with our net operating loss carryforwards.”

Under the Plan, the acquisition by any person or group, subject to certain exceptions, of 4.9% or more of the Company’s outstanding shares of common stock could result in significant dilution in the ownership and economic interest of such person or group. Accordingly, the Plan is intended to act as a strong deterrent to such acquisitions. As Section 382 of the Internal Revenue Code measures ownership changes by reference to stockholders owning 5% or more of Vonage’s stock, the deterrent effect of the Plan helps to guard against such an ownership change under the Code. In addition, under the Plan, the Board of Directors is granted the discretion to exempt persons from the 4.9% threshold if it were to determine that such ownership is in the best interests of stockholders and not inconsistent with the purpose of the plan.

Pursuant to the Plan, the Company declared a dividend of one preferred share purchase right for each outstanding share of its common stock. The preferred share purchase rights will be distributed to registered stockholders of record as of June 18, 2012, as well as to holders of Vonage common stock issued after that date, but will only be activated if certain triggering events under the Plan occur. Issuance of the preferred share purchase rights does not in any way weaken the financial strength of Vonage nor interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Vonage or to stockholders, and will not affect how Vonage shares are traded on the New York Stock Exchange.

Existing stockholders holding 4.9% or more of the Company’s outstanding shares of common stock would be exempt from the provisions of the Plan (except in the event of additional purchases). The Plan will expire no later than the close of business June 7, 2013, unless extended by the Board of Directors. Any extension would be subject to approval by Vonage stockholders at the 2013 annual meeting.

Additional information regarding the Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Vonage will file with the Securities and Exchange Commission. In addition, Vonage registered stockholders of record as of June 18, 2012 will be mailed a summary of the Plan.

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through broadband devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail — for one low monthly rate. Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.

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Safe Harbor Statement

This press release contains forward-looking statements regarding tax benefits and expectations for future income. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the Company’s history of net losses and ability to achieve consistent profitability in the future; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views subsequent to today.

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CONTACT: Vonage Investor Contact: Leslie Arena, +1-732-203-7372, leslie.arena@vonage.com; Vonage Media Contact: Jen Holzapfel, +1-732-444-2585, jennifer.holzapfel@vonage.com